EXHIBIT 14.1

AMERICAN DENTAL PARTNERS, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Adopted March 11, 2004

This Code of Business Conduct and Ethics (this “Code”) sets forth the guiding principles by which American Dental Partners, Inc. (“ADPI”) operates its business. This Code applies to all directors, officers, and employees (collectively, the “Company Representatives”) of ADPI and its subsidiaries (collectively, the “Company”). Each Company Representative must take personal responsibility for compliance with this Code and, to the best of his or her knowledge and ability, abide by the following principles:

1. All Company Representatives shall act with honesty and integrity and address ethically all actual or apparent conflicts of interest between personal and professional relationships.

2. No Company Representative shall take unfair advantage of anyone, including the Company’s affiliated dental group practices, suppliers, vendors, or competitors.

3. No Company Representative shall use Company assets other than for legitimate Company business purposes.

4. No Company Representative shall take advantage personally of any business opportunity that properly belongs to the Company.

5. No Company Representative shall use for personal advantage confidential information acquired in the course of his or her relationship with the Company.

6. No Company Representative shall knowingly or recklessly misrepresent material facts or allow his or her independent judgment to be compromised.

7. All Company Representatives shall comply faithfully with all applicable laws, rules, and regulations of federal, state, and local governments, and all applicable private or public regulatory agencies.

8. No Company Representative shall buy or sell ADPI securities when he or she is aware of any material nonpublic information concerning the Company.

9. The Company Representatives responsible for preparing and filing the Company’s public reports shall endeavor to provide information that is full, fair, accurate, timely, and understandable in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (“SEC”) and other public filings or communications made by the Company. Each Company Representative who is called upon to provide information necessary for the Company’s public reports shall endeavor to provide information that is complete, accurate, and timely.

10. All Company Representatives shall proactively promote ethical behavior among peers and subordinates in the work place.

Any Company Representative who knows of any violation of this Code has an obligation to report that violation to a supervisor or other appropriate Company personnel. The report should be factual rather than speculative and contain as much specific information as possible. If the individual to whom the information is reported is not responsive, or if there is reason to believe that reporting to that individual is inappropriate in a particular case, then the Company Representative may contact ADPI’s Chief Financial Officer by telephone at 781-224-0880, or by mail addressed to the Chief Financial Officer at ADPI’s corporate offices, 201 Edgewater Drive, Suite 285, Wakefield, MA 01880-1249, or the Chairman of ADPI’s Audit Committee by mail addressed to the Audit Committee Chairman at ADPI’s corporate offices.

The Company prohibits retaliation of any kind against individuals who have made good faith reports of violations of this Code.

The failure to adhere to this Code will result in disciplinary action deemed appropriate by the appropriate supervisory personnel of the Company, ADPI’s Board of Directors (the “Board”), or an appropriate committee of the Board and may include termination of employment.

Only the Board or its designee will have the authority to approve any deviation or waiver from this Code. Any waiver with respect to any director, executive officer, or senior financial officer of ADPI will require the Board’s approval, and the waiver, including the date of the waiver, the identity of the person to whom it was granted, and the reasons for the waiver, will be promptly disclosed in a filing on Form 8-K with the SEC.

If any Company Representative is unsure as to whether he or she is properly following this Code, or if its application to a specific situation is unclear, that Company Representative should consult with either his or her supervisor, if applicable, or the Chief Financial Officer of ADPI or his designee.